Exhibit 4.2

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Ally Financial Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. [_____]

CUSIP No.: 02005N BW9

ISIN No.: US02005NBW92

5.543% Fixed-to-Floating Rate Senior Note due 2031

Ally Financial Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of [__________] MILLION DOLLARS ($[_____],000,000) on January 17, 2031.

Interest Payment Dates: During the Fixed Rate Period (as defined on the reverse side of this note), January 17 and July 17 of each year, beginning on January 17, 2025, and ending on January 17, 2030; and during the Floating Rate Period (as defined on the reverse side of this note), April 17, 2030, July 17, 2030, October 17, 2030, and January 17, 2031.

Record Dates: The calendar day that is 15 calendar days prior to each Interest Payment Date (as defined on the reverse side of this note).

Dated: December 5, 2024

[ADDITIONAL PROVISIONS OF THIS NOTE ARE SET FORTH ON THE REVERSE SIDE OF THIS NOTE]

WITNESS THE SEAL OF THE COMPANY AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

ALLY FINANCIAL INC.

By:
Name:	David J. DeBrunner
Title:	Vice President, Chief Accounting Officer and Controller

By:
Name:	Jeffrey Belisle
Title:	Corporate Secretary

Dated: December 5, 2024

[Signature Page to Fixed-to-Floating Rate Senior Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION THIS IS ONE OF THE SECURITIES OF THE SERIES DESIGNATED THEREIN REFERRED TO IN THE WITHIN-MENTIONED INDENTURE. THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:
Authorized Signatory

Dated: December 5, 2024

[Signature Page to Fixed-to-Floating Rate Senior Note]

[REVERSE SIDE OF NOTE]

5.543% Fixed-to-Floating Rate Senior Note due 2031

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Ally Financial Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [__________] MILLION DOLLARS ($[__________],000,000) at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, on January 17, 2031 (the “Maturity Date”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum (a) from, and including, December 5, 2024, to, but excluding, January 17, 2030 (the “Fixed Rate Period”), at the rate of 5.543% per annum (the “Initial Interest Rate”), semi-annually in arrears on January 17 and July 17 of each year, beginning on January 17, 2025, and ending on January 17, 2030 (each, a “Fixed Rate Interest Payment Date”), and (b) from, and including, January 17, 2030, to, but excluding, the Maturity Date (the “Floating Rate Period”), at a floating rate per annum equal to Compounded SOFR plus 173 basis points (the “Margin”), as determined in arrears by the Calculation Agent (as defined below) in the manner described herein, quarterly in arrears on April 17, 2030, July 17, 2030, October 17, 2030, and at the Maturity Date (each, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, each, an “Interest Payment Date”), in each case, at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, in like coin or currency. Such interest will accrue from, and including, December 5, 2024, to, but excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date (whether or not such Interest Payment Date was a Business Day (as defined below)) for which interest had been paid or duly provided for to, but excluding, the next Interest Payment Date or the Maturity Date, as the case may be. The first payment to be made on January 17, 2025, is in respect of the period from and including December 5, 2024, to, but excluding, January 17, 2025. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this 5.543% Note (as defined below) is registered at the close of business on the fifteenth (15th) calendar day prior to such Interest Payment Date, whether or not such day is a Business Day. At the option of the Company, interest may be paid by check to the registered holder hereof entitled thereto at his last address as it appears on the registry books, and principal may be paid by check to the registered holder hereof or other person entitled thereto against surrender of this 5.543% Note.

Interest payable during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Compounded SOFR for each interest period during the Floating Rate Period will be calculated by the Calculation Agent in accordance with the formula set forth herein with respect to the Observation Period (as defined below) relating to such interest period. Interest payable during the Floating Rate Period will be computed on the basis of the actual number of days in each interest period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on this 5.543% Note for each interest period during the Floating Rate Period will be computed by multiplying (i) the outstanding principal amount of this 5.543% Note by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in the applicable Observation Period relating to such interest period (or any other relevant period) divided by 360. The interest rate on this 5.543% Note during the Floating Rate Period will in no event be lower than zero.

If any interest payment with respect to the Fixed Rate Period or the Maturity Date falls on a day that is not a Business Day, then the Company will postpone the payment of any interest, principal or premium payable on such date to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay. If any Floating Rate Interest Payment Date falls on a day that is not a Business Day, then the Company will postpone such Floating Rate Interest Payment Date to the next succeeding Business Day, except that, if the next succeeding Business Day falls in the next calendar month, then such Floating Rate Interest Payment Date will be advanced to the immediately preceding day that is a Business Day. If any such Floating Rate Period Interest Payment Date (other than the Maturity Date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date.

The Calculation Agent will determine the Compounded SOFR, interest rate and accrued interest for each interest period during the Floating Rate Period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such interest period and prior to the relevant Interest Payment Date and will notify the Company (if the Company is not the Calculation Agent) of such Compounded SOFR, interest rate and accrued interest for each interest period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to such Interest Payment Date. At the request of a Holder of the 5.543% Notes, the Company will provide the Compounded SOFR, interest rate and amount of interest accrued with respect to any interest period, after such Compounded SOFR, interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any interest period during the Floating Rate Period, will be maintained on file at the Calculation Agent’s principal offices and will be provided in writing to the Trustee. The Trustee shall have no responsibility or liability for calculations made by the Calculation Agent (or the Company, if there is no Calculation Agent) and shall be entitled to conclusively rely on the accuracy of such calculations.

“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator for the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Calculation Agent” means the firm appointed by the Company prior to the commencement of the Floating Rate Period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.

“Compounded SOFR” means, with respect to any interest period, the rate determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

(	SOFR IndexEnd	–	1)	x	360
	SOFR IndexStart				d

where:

“SOFR IndexStart” means, for periods other than the initial interest period in the Floating Rate Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period in the Floating Rate Period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period (such first day expected to be January 17, 2030);

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final interest period, relating to the maturity date, or, in the case of the redemption of the 5.543% Notes, relating to the applicable redemption date); and

“d” is the number of calendar days in the relevant Observation Period.

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or, in the case of the redemption of the 5.543% Notes, preceding the applicable redemption date).

“ISDA” means the International Swaps and Derivatives Association, Inc., or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such interest period (or in the final interest period, preceding the Maturity Date or, in the case of the redemption of the 5.543% Notes, preceding the applicable redemption date).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time (as defined herein), and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at www.newyorkfed.org, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then:

(i)

If a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, currently at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; or

(ii)	If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR:

(a)

The applicable Benchmark Replacement shall replace the then-current Benchmark for all purposes relating to the 5.543% Notes during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Company or its designee is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Payment Determination Date, the interest rate for the related quarterly interest period shall be equal to the interest rate in effect for the immediately preceding interest period or, in the case of the Interest Payment Determination Date prior to the first Floating Rate Interest Payment Date, the Initial Interest Rate. In accordance with and subject to this provision, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the 5.543% Notes during the Floating Rate Period will be determined by reference to a rate per annum equal to the sum of the Benchmark Replacement plus the Margin;

(b)

In connection with the implementation of a Benchmark Replacement, the Company or its designee shall have the right to make Benchmark Replacement Conforming Changes from time to time, which Benchmark Replacement Conforming Changes shall apply to the 5.543% Notes for all future interest periods during the Floating Rate Period. The Company shall promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Calculation Agent and the Holders of the 5.543% Notes; provided that failure to provide such notice shall have no impact on the effectiveness of, or otherwise invalidate, any such determination;

(c)

Any determination, decision or election made by the Company or its designee for the purposes of determining the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding on the Holders of the 5.543% Notes and the Trustee, absent manifest error. If made by the Company as Calculation Agent, such determination, decision or election shall be made in the Company’s sole discretion. If made by a Calculation Agent other than the Company or its designee (which may be the Company’s affiliate), such determination, decision or election shall be made after consulting with the Company, and such Calculation Agent or designee (which may be the Company’s affiliate) shall not make any such determination, decision or election to which the Company reasonably objects. Notwithstanding anything to the contrary in the Indenture or this 5.543% Note, any determination, decision or election made in accordance with this provision shall become effective without consent from the Holders of the 5.543% Notes, the Trustee or any other party; and

(d)

Any determination, decision or election relating to the Benchmark shall be made by the Company or the Company’s designee (which may be the Company’s affiliate) in accordance with this provision. Neither the Trustee nor the Calculation Agent shall have any responsibility for not making any such determination, decision or election. The Company may designate an entity (which may be its affiliate) to make any determination, decision or election that the Company has the right to make in connection with the determination of the Benchmark. Under no circumstances will the Trustee or the Calculation Agent be responsible for selecting or determining any Benchmark Replacement if the Benchmark will no longer be available following a Benchmark Transition Event and its related Benchmark Replacement Date, nor will the Trustee have any responsibility for the determination or calculation of a Benchmark Replacement or Benchmark Replacement Adjustment, or for the determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or the Calculation Agent.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

This 5.543% Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of July 1, 1982 (as may be supplemented from time to time, herein called the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The terms of this 5.543% Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This 5.543% Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this 5.543% Note and the terms of the Indenture, the terms of this 5.543% Note shall control. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as in the Indenture provided. This 5.543% Note [represents][is one of [two (2)] global notes, which together represent] all of the Company’s 5.543% Fixed-to-Floating Rate Senior Notes due 2031 (CUSIP: 02005N BW9) registered with the United States Securities and Exchange Commission (the “5.543% Notes”, which term shall include any Additional Notes (as defined below)), limited in initial issuance to the aggregate principal amount of $500,000,000.

The 5.543% Notes are in registered book-entry form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 5.543% Notes do not have the benefit of a sinking fund.

The 5.543% Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, on or after June 3, 2025 (or, if Additional Notes (as defined below) are issued after December 5, 2024, beginning 180 days after the issue date of such Additional Notes), and prior to the First Par Call Date, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the 5.543% Notes to be redeemed discounted to the redemption date (assuming the 5.543% Notes to be redeemed matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued on the 5.543% Notes to be redeemed to the date of redemption; and

•	100% of the principal amount of the 5.543% Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On the First Par Call Date, the 5.543% Notes will be redeemable at the Company’s option, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the 5.543% Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On or after December 18, 2030 (the date that is 30 days prior to the Maturity Date), the 5.543% Notes will be redeemable, in whole or in part, at any time and from time to time, at the Company’s option at a redemption price equal to 100% of the aggregate principal amount of the 5.543% Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If the Company redeems 5.543% Notes at its option, then (a) notwithstanding the foregoing, installments of interest on the 5.543% Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the 5.543% Notes will be payable on that Interest Payment Date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the 5.543% Notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“First Par Call Date” means January 17, 2030 (the date that is one year prior to the Maturity Date).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be transmitted at least 30 days but not more than 90 days before the redemption date to each Holder of the 5.543% Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the 5.543% Notes called for redemption.

If less than all of the 5.543% Notes are to be redeemed, the Trustee shall select pro rata or by lot or in such other manner as the Trustee shall deem fair and appropriate the 5.543% Notes to be redeemed, provided that as long as the 5.543% Notes are issued in registered global form, the 5.543% Notes to be redeemed may be selected by DTC in accordance with applicable DTC procedures. The Trustee may select for redemption 5.543% Notes and portions of 5.543% Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of such 5.543% Notes redeemed in part will not be less than $2,000) and shall thereafter promptly notify the Company in writing of the numbers of 5.543% Notes to be redeemed, in whole or in part.

In addition to the covenants of the Company set forth in the Indenture, the Company agrees that (each an “Additional Covenant”):

(a) the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of 5.543% Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the 5.543% Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the 5.543% Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; and

(b) the Company shall furnish to the Holder of this 5.543% Note and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended, for so long as any 5.543% Notes remain outstanding during any period when it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or otherwise permitted to furnish the Securities and Exchange Commission with certain information pursuant to Rule 12g3-2(b) of the Securities Exchange Act of 1934.

In case an Event of Default, as defined in the Indenture or herein, with respect to the 5.543% Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. Holders of the 5.543% Notes shall vote as a separate class with respect to any defaults, Events of Default, Covenant Breaches or remedies relating thereto as a result of any covenants, obligations, or provisions affecting only the 5.543% Notes, including the Additional Covenants.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time outstanding (as defined in the Indenture) of all series to be affected by the execution of such supplemental indentures referred to in this sentence (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided that no such supplemental indenture shall (i) extend the fixed maturity of any Securities, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of any interest thereon, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of all Securities then outstanding. Any such consent or waiver by the Holder of this 5.543% Note shall be conclusive and binding upon such Holder and upon all future Holders of this 5.543% Note and of any 5.543% Note issued upon the registration of transfer hereof, or in lieu hereof, whether or not notation for such consent or waiver is made upon this 5.543% Note.

Holders of the 5.543% Notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the 5.543% Notes, including amendments, modifications or waivers with respect to the Additional Covenants. Holders of 5.543% Notes that contain redemption or mandatory redemption provisions shall vote as a separate class with respect to amendments, modifications or waivers that affect only such provisions. Holders of Securities that are not 5.543% Notes, or, with respect to redemption or mandatory redemption provisions, that do not have such provisions, shall not have any voting rights with respect to such matters.

For the avoidance of doubt, in determining whether the Holders of the required aggregate principal amount of 5.543% Notes have concurred in any direction, consent or waiver, 5.543% Notes which are owned by the Company or any other obligor on the 5.543% Notes, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on the 5.543% Notes, shall be disregarded and deemed not to be outstanding for the purpose of any such determination, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, consent or waiver, only 5.543% Notes which a Responsible Officer of the Trustee knows are so owned shall be so disregarded. 5.543% Notes so owned which have been pledged in good faith may be regarded as outstanding for the purposes of this paragraph if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to vote such 5.543% Notes and that the pledgee is not a person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any such other obligor. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee.

No reference herein to the Indenture and no provision of this 5.543% Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this 5.543% Note at the place, at the respective times, at the rate, and in the coin or currency, herein prescribed.

The Company may from time to time, without notice to or the consent of the registered holders of the 5.543% Notes, create and issue additional notes (the “Additional Notes”) ranking pari passu with the 5.543% Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes). Such Additional Notes may be consolidated and form a single series with the 5.543% Notes and have the same terms as to status, redemption or otherwise as the 5.543% Notes.

Upon due presentment for registration of transfer of this 5.543% Note at the office or agency designated and maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, pursuant to the provisions of the Indenture, a new 5.543% Note for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the Holder in whose name this 5.543% Note is registered upon the books of the Company to be, and may treat such Holder as, the absolute owner of this 5.543% Note (whether or not this 5.543% Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of or on account of the principal hereof (and premium, if any) and interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement in the Indenture or any indenture supplemental thereto or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This 5.543% Note is governed by and construed in accordance with the laws of the State of New York.

This 5.543% Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned hereby sells,

assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

  IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address including postal zip code of assignee the within 5.543% Note of Ally Financial Inc. and hereby irrevocably constitutes and appoints

___________________________________________________ attorney to transfer said 5.543% Note on the books of the within-named Company, with full power of substitution in the premises.

Dated: ____________

SIGN HERE
NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE GUARANTEED